Exhibit 99.1

Retrophin Announces Proposed Convertible Senior Notes Offering

SAN DIEGO, Sept. 04, 2018 (GLOBE NEWSWIRE) — Retrophin, Inc. (NASDAQ: RTRX) today announced its intention to offer, subject to market and other conditions, $200 million aggregate principal amount of convertible senior notes due 2025 (the “notes”) in an underwritten offering. Retrophin also expects to grant the underwriters of the notes an option to purchase, for settlement on or before September 28, 2018, up to an additional $30 million aggregate principal amount of notes, solely to cover over-allotments.

The notes will be senior unsecured obligations of Retrophin and will accrue interest payable semiannually in arrears. The notes will be convertible in certain circumstances into cash, shares of Retrophin’s common stock, or a combination of cash and shares of Retrophin’s common stock, at Retrophin’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of the pricing of the offering.

Retrophin intends to use a portion of the net proceeds from the offering to repurchase a portion of its outstanding 4.50% senior convertible notes due 2019 for cash, depending on negotiations and pricing determinations in connection with such proposed repurchase transactions. Retrophin is negotiating these repurchases with certain of the holders of these notes, and no assurance can be given as to how much, if any, of these notes will be repurchased or the price at which they will be repurchased. Retrophin intends to use the remaining net proceeds from the offering for general corporate purposes, which may include clinical trial and other research and development expenses, commercialization expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement Retrophin’s business, including, without limitation, Retrophin’s potential exercise of its option to acquire Censa Pharmaceuticals.

Jefferies and Barclays are acting as joint book-running managers for the offering.

The offering of the notes has been registered under the Securities Act of 1933, as amended. For additional information relating to the offering, Retrophin refers you to its Registration Statement on Form S-3, which Retrophin filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2018 and which became immediately effective on the same date. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by calling 877-547-6340, or by emailing Prospectus_Department@Jefferies.com; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (888) 603-5847, or by emailing barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any shares issuable upon conversion of the notes, nor shall there be any sale of the notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About Retrophin

Retrophin is a biopharmaceutical company specializing in identifying, developing and delivering life-changing therapies to people living with rare diseases. The Company’s approach centers on its pipeline featuring late-stage assets targeting rare diseases with significant unmet medical needs, including fosmetpantotenate for pantothenate kinase-associated neurodegeneration (PKAN), a life-threatening neurological disorder that typically begins in early childhood, and sparsentan for focal segmental glomerulosclerosis (FSGS) and IgA nephropathy (IgAN), disorders characterized by progressive scarring of the kidney often leading to end-stage renal disease. Research in additional rare diseases is also underway, including a joint development arrangement evaluating the potential of CNSA-001 in phenylketonuria (PKU), a rare genetic metabolic condition that can lead to neurological and behavioral impairment. Retrophin’s R&D efforts are supported by revenues from the Company’s commercial products Chenodal®, Cholbam® and Thiola®.

Forward-Looking Statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Retrophin’s expectations regarding the completion, timing and size of its proposed offering, and its intention to repurchase a portion of its outstanding 4.50% senior convertible notes due 2019. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, whether Retrophin will offer the notes or be able to consummate the proposed offering at the anticipated size or on the anticipated terms, or at all, the satisfaction of closing conditions related to the proposed offering, as well as risks and uncertainties associated with Retrophin’s business and finances in general, and the other risks described in Retrophin’s quarterly report on Form 10-Q for the quarter ended June 30, 2018. Retrophin undertakes no obligation to update the statements contained in this press release after the date hereof.

Contact:

Chris Cline, CFA

Vice President, Investor Relations & Corporate Communications

760-260-8600

IR@retrophin.com